Exhibit 10.24

Alliance Laundry Systems LLC PO Box 990, Shepard Street Ripon, WI 54971, USA T | +1 920 748 3121 F | +1 920 748 4564 www.alliancelaundry.com
May 7, 2023 (revised)
Justin Blount
900 E Silver Spring Dr,
Milwaukee, WI 53217-5235
Re: Offer of Employment
Dear Justin:
On behalf of Alliance Laundry Systems, I am pleased to offer you the position of President & Chief Operating Officer, reporting to Mike Schoeb, Chief Executive Officer. The details of the offer are as follows:
•Your employment with Alliance Laundry Systems will commence on June 12, 2023 or another mutually agreed upon date.
•Should you accept our offer, your annual base salary will be $525,000. This is an exempt position that is paid monthly. You will be eligible for your next salary increase consideration in April 2024, based on performance.
•You will participate in the Company Metric Bonus Program with a bonus target of 60% of your base salary. For 2023 plan year, you will be eligible for full year participation in the Program with a guaranteed 50% payout.
•With Board approval you will be eligible to receive a grant in our stock option program valued at $5,000,000. 50% will be options which will vest over a 5-year period with 20% vesting each year and 50% of the options are performance based which will vest upon achieving targets as determined by the BOD (17% IRR/ 2.2 MoM).
•You will receive a sign-on bonus of $100,000 less deductions and withholdings as required, to be paid the first pay period following 30 days of employment. If you voluntarily leave or are terminated “for cause” within 12 months of your start date, you will owe the Company 100% of this amount.
•You will receive an additional bonus of $100,000 less deductions and withholdings as required, following the 1-year anniversary of your employment. Eligibility is contingent upon you being employed on the anniversary date. If you voluntarily leave or are terminated “for cause” within 12 months of the 1-year anniversary date, you will owe the Company 100% of this amount.
•You will be provided with the required IT equipment, such as a computer, monitor and keyboard; and will be reimbursed for standard office supplies. Additionally, you will be eligible for a monthly stipend of $100 to offset the cost of home internet/mobile phone. Eligibility is subject to annual review and/or at the time of job change.

•You will be eligible for 5 weeks, or 200 hours of vacation which will be prorated for the remainder of 2023. Additional weeks of vacation will be earned when your total years of service with Alliance Laundry Systems qualify you.
•You will be entitled to paid holidays according to the Company holiday policy. The 2023 Company holidays are New Year’s Day, Good Friday, Memorial Day, Tuesday following Memorial Day, Independence Day, Labor Day, Thanksgiving, Friday after Thanksgiving, Christmas Day, Tuesday following Christmas Day, the Friday before New Year’s Eve.
•You will also be eligible for the other Company benefit programs as outlined in the enclosed benefit summary.
•If on the 3-year anniversary of your start date, you are still active COO due to Mike Schoeb continuing to hold the CEO position, you will be eligible for the following:
•Additional grant in stock option program valued at $2,000,000
•Additional lump sum bonus of $250,000
•If an employment separation is initiated by Alliance for any reason other than for cause, you will receive the following severance benefits after signing appropriate release agreement:
•Twelve (12) months of severance pay
•Twelve (12) months medical and dental continuation (if actively participating in medical and/or dental plan at time of separation).
•Bonus for the year in which the separation occurs, prorated based on months actively employed during the plan year, will be paid in March the following year.
•This offer is contingent on you providing proof of your ability to work in the United States under the provisions of the Immigration & Reform Control act and your successful passing of Alliance Laundry Systems’ pre-employment screening process. This process includes, but is not limited to, a criminal background check and a company-sponsored drug screen at a facility selected by the Company.
•As a condition of this offer, you will be required to execute and return to Human Resources a non-compete and non-solicitation agreement.
•It is also a condition of employment that you read and become familiar with the enclosed Alliance Laundry Systems’ Code of Business Conduct and Ethics and acknowledge by signing the acknowledgement form electronically.

Alliance Laundry Systems LLC PO Box 990, Shepard Street Ripon, WI 54971, USA T | +1 920 748 3121 F | +1 920 748 4564 www.alliancelaundry.com
As part of our Company Policy, I am required to notify you that employees are employed at the will of the Company and are subject to termination at any time, for any reason, with or without cause or notice. At the same time, such employees may terminate their employment at any time for any reason.
This is an exciting time here at Alliance Laundry Systems - we look forward to you joining the team! To indicate your acceptance of this offer, please electronically sign and print a copy for your records by Monday, May 8, 2023. If you have any questions regarding the benefit programs or any of the points discussed above, please give me a call at 920-540-3995.
Sincerely,
Amanda Kopetsky
Vice President – Global Human Resources
Enclosures –   Code of Business Conduct and Ethics
Summary of Benefits
Non-Compete and Non-Solicitation Agreement

Offer Accepted:	/s/ Justin Blount

May 9, 2023